Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 69 to the Registration Statement (Form N-1A, No. 033-34645) of our report dated October 25, 2016, except for Note G, as to which the date is November 22, 2016, on the financial statements and financial highlights of Deutsche Variable NAV Money Fund (one of the Funds comprising Investors Cash Trust), included in the Fund’s Annual Report for the fiscal year ended August 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 28, 2016